EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Sangamo BioSciences, Inc. 2004 Stock Incentive Plan and the Sangamo BioSciences, Inc. 2000 Employee Stock Purchase Plan of our reports dated March 2, 2009, with respect to the consolidated financial statements of Sangamo BioSciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Sangamo BioSciences, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

March 3, 2009